UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AFFINITY GAMING
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 26, 2013, Affinity Gaming (the “Company”) delivered the following letter to its stockholders.

April 26, 2013

Dear Stockholders:

Earlier this week, Z Capital Partners, L.L.C. and certain of its affiliates sent a slide presentation to stockholders of Affinity Gaming and issued a press release in connection with its dissident solicitation of proxies for the election of two Z Capital insiders to Affinity Gaming’s Board of Directors. In its pursuit of representation on the Company’s Board, Z Capital has sent you materials that include several spurious claims which we believe are highly misleading and inaccurate.  As a matter of fact, we would ask that you focus on some key considerations:

The Current Board has Not Failed Stockholders, but has Led the Company Through a Period of Increasing Share Price

Since coming out of Chapter 11 bankruptcy proceedings on December 31, 2010, the Company, under the direction of the Board and its senior management team, has enjoyed an increasing share price.  Specifically, our share price has increased from $10.00 per share to $12.10 per share (based on most recent public trading price on February 5, 2013), which represents a return in excess of 20%.  We note that over that same period, the share prices of small-cap regional gaming companies Isle of Capri, MTR Gaming and Boyd Gaming have on average increased by less than 7%.  In sum, the same Board that Z Capital has attacked has delivered the highest shareholder returns among this set of peer companies.

In light of this price growth, it is ridiculous to suggest that the Board has failed Affinity’s stockholders.  This growth, among other reasons, contributed to our belief that it makes sense to retain the services of incumbent directors who want to stand for re-election.

The Board has Not Acted to Strip Stockholder Rights; Conversion to a Corporation was Undertaken for Legitimate Business Reasons and for the Benefit of All Stockholders

Z Capital has suggested that the Board converted the structure of Affinity from an LLC to a corporation in order to strip stockholders of their rights and entrench the Board.  This is simply not true.  Coming out of bankruptcy, Affinity’s operating agreement gave the Board the ability to convert to a corporation if events later developed that made such an election prudent.  After Affinity emerged from bankruptcy, the Board identified substantial issues and concerns regarding the operation of Affinity as a partnership for federal income tax purposes.  Specifically, we identified issues and concerns regarding the marketability and liquidity of the membership interests in the Company, the tax treatment of certain employee compensation arrangements in the partnership context and the availability of a net operating loss carryover under certain circumstances.  The conversion to a corporation was also undertaken to facilitate the eventual listing of Affinity’s stock on a national securities exchange.  All of the foregoing issues and concerns were addressed in a manner favorable to Affinity and its stockholders through the corporate conversion.  Further, the Board determined to amend Affinity’s bylaws for the benefit of stockholders to grant stockholders greater access to records, ability to call a special meeting of stockholders and approval rights over certain significant corporate actions.

Z Capital Tried to Gain Control Without Paying Fair Value

Between May of 2012 and early February 2013, Z Capital increased its position in Affinity Gaming from 20.4% to 30.5%, and it had clearly indicated that it was prepared to continue increasing its stake in our Company.  In discussions with James Zenni, Z Capital’s President and Chief Executive Officer, the Board and its financial advisors made it clear that we would not permit Z Capital or any other stockholder or person to gain control of the Company without paying a control premium to the remaining stockholders.  To stop anyone from taking control without paying a control premium, the Board implemented a stockholder rights plan on December 21, 2012.

As publicly disclosed, on February 10, 2013, Z Capital sent a letter to the Board purporting to offer $14.00 per share for each share it did not already own.  The Board was pleasantly surprised to receive the letter, given that Z Capital had never previously made a serious effort to offer stockholders a fair price in excess of current trading levels.  While we did not necessarily believe that the price offered was adequate, the Board and its financial and legal advisors held several calls and a meeting with Z Capital and its advisors in order to explore a possible acquisition by Z Capital at an appropriate price per share.  Despite the Board’s efforts to engage in serious discussions with Z Capital about its offer, Z Capital was unwilling to sign a nondisclosure agreement that would have permitted Affinity to provide Z Capital with material non-public information in order to move ahead with the proposed transaction.  It became readily apparent through our interactions with Z Capital did not have any colorable plan to finance the transaction.  Since Z Capital made no meaningful progress during the two weeks it left its proposal outstanding, we believe there is no reason to consider that Z Capital’s offer was legitimate.  Rather, it seems to be yet another attempt to take control of Affinity without paying fair value.

Affinity’s rights plan in no way keeps any party, including Z Capital, from making an offer to acquire all of the Company’s outstanding shares.  What the rights plan does is ensure that the Company retains control of any potential sales process and that no one can acquire control of Affinity without paying our stockholders an appropriate price (including a control premium).

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We have been pleased to speak with many of you over the past few weeks and, as always, we very much appreciate your time and input. During our discussions, we have reviewed the ways in which your Board and management are fully aligned in positioning the Company for on-going success in coming months and years.

We continue to support and believe that Messrs. Benninger, Doheny, Fine, Kornstein, Parisi, Ross and Tanjeloff are clearly the most qualified, individually and as a group, to represent the Company’s stockholders and to achieve the goal of maximizing stockholder value.  Please vote the WHITE proxy card to support Affinity Gaming.

The Board of Directors
Affinity Gaming

Important Additional Information

Affinity Gaming, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Affinity Gaming stockholders in connection with the matters to be considered at Affinity Gaming’s 2013 Annual Meeting. On October 9, 2012, Affinity Gaming filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Affinity Gaming shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Affinity Gaming with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.affinitygaming.com.